UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
____________________

GERON CORPORATION
(Exact Name of Registrant as Specified in Its Charter)
____________________

Delaware	75-2287752
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

149 Commonwealth Drive, Suite 2070
Menlo Park, California 94025
(Addresses of Principal Executive Offices including Zip Code)
____________________

Geron Corporation 2018 Equity Incentive Plan
(Full Title of the Plan)
____________________

John A. Scarlett
President and Chief Executive Officer
Geron Corporation
149 Commonwealth Drive, Suite 2070
Menlo Park, California 94025
(650) 473-7700
(Name and Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)
____________________

Copies to:
Chadwick L. Mills
Cooley LLP
101 California Street
San Francisco, California 94111
(415) 693-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
____________________

CALCULATION OF REGISTRATION FEE
	Amount	Proposed Maximum	Proposed Maximum	Amount of
	to be	Offering Price	Aggregate	Registration
Title of Securities to be Registered	Registered (1)(2)	Per Share (3)	Offering Price (3)	Fee
Common Stock, $0.001 par value per share	37,741,073	$3.430 - $3.565	$134,490,225.25	$16,744.03
____________________

(1)	This Registration Statement registers the offer and sale of an aggregate of 37,741,073 shares of common stock of Geron Corporation (the “Company”), par value $0.001 per share (the “Common Stock”), that are or that may become issuable under the Company’s 2018 Equity Incentive Plan (the “2018 Plan”), which number of shares of Common Stock is comprised of the sum of (i) 2,895,419 unallocated shares of Common Stock remaining available for the grant of new awards under the Company’s 2011 Incentive Award Plan (the “2011 Plan”) as of May 15, 2018, the effective date of the 2018 Plan, (ii) 10,000,000 newly reserved shares of Common Stock and (iii) 24,845,654 shares of Common Stock subject to awards granted under the Company’s Amended and Restated 2002 Equity Incentive Plan (the “2002 Plan” and together with the 2011 Plan, the “Prior Plans”) that may become available for grant under the 2018 Plan as such shares become available from time to time as set forth in the 2018 Plan. For more details, see the Explanatory Note following this cover page.

(2)	Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the 2018 Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(3)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) and (c) under the Securities Act. The offering price per share and the aggregate offering price are based on the (a) the weighted average exercise price for the shares of Common Stock subject to options granted under the 2018 Plan and (b) the average of the high ($3.65) and low ($3.48) market prices of the Common Stock as reported on The Nasdaq Global Select Market on May 21, 2018. The chart below details the calculation of the registration fee.

	Number of			Aggregate Offering
	Shares of	Offering Price		Price/Registration
Securities	Common Stock	Per Share		Fee
Common Stock, $0.001 par value per share, issuable upon the exercise of outstanding options granted under the Geron Corporation 2018 Equity Incentive Plan	420,000	$3.430	(3)(a)	$1,440,600.00
Common Stock, $0.001 par value per share, reserved for future grant under the Geron Corporation 2018 Equity Incentive Plan	37,321,073	$3.565	(3)(b)	$133,049,625.25
Proposed Maximum Aggregate Offering Price				$134,490,225.25
Registration Fee				$16,744.03

EXPLANATORY NOTE

On May 15, 2018 (the “Effective Date”), at the 2018 annual meeting of stockholders of Geron Corporation, a Delaware corporation (the “Company”), the Company’s stockholders approved the Geron Corporation 2018 Equity Incentive Plan (the “2018 Plan”). The 2018 Plan provides, among other things, that the number of shares of the Company’s common stock, $0.001 par value per share (“Common Stock”), reserved for issuance under the 2018 Plan (subject to adjustment for certain changes in the Company’s capitalization) is equal to the sum of (i) 2,895,419 unallocated shares of Common Stock remaining available for the grant of new awards under the Company’s 2011 Incentive Award Plan (the “2011 Plan”) as of the Effective Date, (ii) 10,000,000 newly reserved shares of Common Stock and (iii) 24,845,654 shares of Common Stock subject to awards granted under the Company’s Amended and Restated 2002 Equity Incentive Plan (the “2002 Plan” and together with the 2011 Plan, the “Prior Plans”) that may become available for grant under the 2018 Plan as such shares become available from time to time (such shares, the “Prior Plans’ Returning Shares”). Such Prior Plans’ Returning Shares become available for issuance under the 2018 Plan if outstanding stock awards granted under the Prior Plans, from and after the Effective Date, (i) expire or terminate for any reason prior to exercise or settlement, (ii) are forfeited, cancelled or otherwise returned to the Company because of the failure to meet a contingency or condition required for the vesting of such shares, or (iii) other than with respect to outstanding stock options and stock appreciation rights granted under the Prior Plans with an exercise or strike price of at least 100% of the fair market value of the underlying Common Stock on the date of grant, are reacquired or withheld (or not issued) by the Company to satisfy a tax withholding obligation in connection with a stock award.

As a result, this Registration Statement is filed by the Company to register an aggregate 37,741,073 shares of Common Stock, which represents the maximum number of shares of Common Stock issuable under the 2018 Plan assuming that all Prior Plans’ Returning Shares become available for issuance under the 2018 Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). The document(s) containing the information specified in Part I will be sent or given to the participants in the 2018 Plan, as specified by Rule 428(b)(1). Such document(s) are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These document(s) and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

●	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Commission on March 16, 2018;
●	the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018, filed with the Commission on May 10, 2018;
●	the Registrant’s Current Reports on Form 8-K filed with the Commission on February 2, 2018 and May 18, 2018;

●	the information specifically incorporated by reference into the Registrant’s 2017 Annual Report on Form 10-K referred to above from the Registrant’s definitive proxy statement relating to the Registrant’s 2018 annual meeting of stockholders, filed with the Commission on March 30, 2018; and

●	the description of the Registrant’s common stock set forth in the Registrant’s registration statement on Form 8-A, filed with the Commission on June 13, 1996.

All reports and other documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of filing such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

As permitted by Delaware law, the Registrant’s restated certificate of incorporation provides that no director will be personally liable to the Registrant or the Registrant’s stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

●	for any breach of the duty of loyalty to the Registrant or the Registrant’s stockholders;
●	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
●	for unlawful payment of dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law; and
●	for any transaction from which the director derived an improper personal benefit.

The Registrant’s restated certificate of incorporation further provides that the Registrant must indemnify the Registrant’s directors to the fullest extent permitted by Delaware law. In addition, the Registrant’s amended and restated bylaws provide that:

●	the Registrant is required to indemnify the Registrant’s directors to the fullest extent not prohibited by Delaware law, subject to limited exceptions;
●	the Registrant may indemnify the Registrant’s officers, employees and agents as set forth in the Delaware General Corporation Law;
●	the Registrant is required to advance expenses to the Registrant’s directors as incurred in connection with legal proceedings against them for which they may be indemnified, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification; and

●	the rights conferred in the amended and restated bylaws are not exclusive.

The Registrant has entered into indemnification agreements with each of the Registrant’s directors and executive officers that require the Registrant to indemnify these persons against expenses, witness fees, damages, judgments, fines and settlement amounts incurred by the director or officer in any action or proceeding, whether actual, pending or threatened, subject to certain limitations, to which any of these people may be made a party by reason of the fact that he or she is or was a director or an executive officer of the Registrant or is or was serving or at any time serves at the request of the Registrant as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

		Incorporation by Reference
Exhibit		Exhibit
Number	Description	Number	Filing	Filing Date	File No.
3.1	Restated Certificate of Incorporation	3.3	8-K	May 18, 2012	000-20859
3.2	Certificate of Amendment of the Restated Certificate of Incorporation	3.1	8-K	May 18, 2012	000-20859
3.3	Amended and Restated Bylaws	3.1	8-K	March 19, 2010	000-20859
3.4	Amendment to Amended and Restated Bylaws	3.4	8-K	November 22, 2017	000-20859
4.1	Form of Common Stock Certificate	4.1	10-K	March 15, 2013	000-20859
5.1	Opinion of Cooley LLP	—	—	—	—
23.1	Consent of Independent Registered Public Accounting Firm	—	—	—	—
23.2	Consent of Cooley LLP (included in Exhibit 5.1)	—	—	—	—
24.1	Power of Attorney (included on the signature page to this Registration Statement)	—	—	—	—
99.1	Geron Corporation 2018 Equity Incentive Plan	10.2	8-K	May 18, 2018	000-20859

Item 9. Undertakings

1.	The undersigned Registrant hereby undertakes:
(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
	(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
2.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California, on May 24, 2018.

GERON CORPORATION

By:	/s/ STEPHEN N. ROSENFIELD
STEPHEN N. ROSENFIELD
Executive Vice President, General Counsel
and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints John A. Scarlett, Olivia K. Bloom and Stephen N. Rosenfield, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ JOHN A. SCARLETT	President, Chief Executive Officer and	May 24, 2018
JOHN A. SCARLETT	Director (Principal Executive Officer)

/s/ OLIVIA K. BLOOM	Executive Vice President, Finance, Chief	May 24, 2018
OLIVIA K. BLOOM	Financial Officer and Treasurer (Principal
Financial and Accounting Officer)

/s/ DANIEL M. BRADBURY	Director	May 24, 2018
DANIEL M. BRADBURY

/s/ KARIN EASTHAM	Director	May 24, 2018
KARIN EASTHAM

/s/ HOYOUNG HUH	Director	May 24, 2018
HOYOUNG HUH

/s/ V. BRYAN LAWLIS	Director	May 24, 2018
V. BRYAN LAWLIS

/s/ SUSAN M. MOLINEAUX	Director	May 24, 2018
SUSAN M. MOLINEAUX

/s/ ROBERT J. SPIEGEL	Director	May 24, 2018
ROBERT J. SPIEGEL